As filed with the Securities and Exchange Commission on November 18, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SPIRE GLOBAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	85-1276957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8000 Towers Crescent Drive

Suite 1100

Vienna, Virginia 22182

(Address of Principal Executive Offices, including zip code)

2012 Stock Option and Grant Plan

(Full title of the plan)

Peter Platzer

Chief Executive Officer

8000 Towers Crescent Drive

Suite 1100

Vienna, Virginia 22182

(202) 301-5127

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Andrew T. Hill Richa Sharma Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Ananda Martin General Counsel and Corporate Secretary Spire Global, Inc. 8000 Towers Crescent Drive, Suite 1100 Vienna, Virginia 22182 (202) 301-5127

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share, of Spire Global, Inc. that may be issued pursuant to the exercise of outstanding stock options under the Registrant’s 2012 Stock Option and Grant Plan	3,345,269(2)	$2.61(3)	$8,731,152	$809.38

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of the Registrant’s Class A common stock (“Common Stock”) that become issuable under the Registrant’s 2012 Stock Option and Grant Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Common Stock that increases the number of outstanding shares of Common Stock.

(2)

Represents shares of Common Stock that may be issued upon the exercise of outstanding stock options granted to certain current employees of the Registrant under the Registrant’s 2012 Plan that were assumed by the Registrant in the merger between the Registrant and Spire Global Subsidiary, Inc. (f/k/a Spire Global, Inc.). To the extent that such outstanding assumed awards granted under the 2012 Plan are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Registrant due to failure to vest, those shares will become available for issuance under the 2021 Equity Incentive Plan, up to a maximum of 8,869,629 shares of Common Stock.

(3)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $2.61, which is the weighted-average exercise price of the shares issuable upon the exercise of outstanding stock options under the 2012 Plan being registered hereunder.

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) includes a reoffer prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C to Form S-8 and in accordance with the requirements of Part I of Form S-3. This Reoffer Prospectus may be used for reoffers and resales of shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Spire Global, Inc. (the “Registrant”) f/k/a NavSight Holdings, Inc., our legal predecessor and a special purpose acquisition company (“NavSight”), on a continuous or delayed basis that may be deemed to be “restricted securities” or “control securities” under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, that have been acquired by or are issuable to certain stockholders that are current and former employees, consultants, directors and advisors of the Registrant identified in the Reoffer Prospectus (the “selling securityholders”). The number of shares of Common Stock included in the Reoffer Prospectus represents shares of Common Stock acquired by or issuable to the selling securityholders pursuant to equity awards and does not necessarily represent an intention to sell any or all of such shares of Common Stock. As specified in General Instruction C of Form S-8, the amount of securities to be reoffered or resold by means of the Reoffer Prospectus by each selling securityholder, and any other person with whom he or she is acting in concert for the purpose of selling the Registrant’s securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

On August 16, 2021 (the “Closing Date”), NavSight consummated the previously announced merger (the “Merger”) with NavSight Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of NavSight (“Merger Sub”), and Spire Global Subsidiary, Inc. d/b/a Spire (“Old Spire”), pursuant to the terms of that certain Business Combination Agreement, dated as of February 28, 2021 (such consummation, the “Closing”). Pursuant to the Merger, Merger Sub merged with and into Old Spire, with Old Spire continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of NavSight, and NavSight changed its name from NavSight Holdings, Inc. to Spire Global, Inc.

REOFFER PROSPECTUS

3,345,269 Shares of Common Stock

This reoffer prospectus (“Reoffer Prospectus”) relates to the offer and sale from time to time by the selling stockholders named in this Reoffer Prospectus (the “selling securityholders”), or their permitted transferees, of up to 3,345,269 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (“Common Stock”), of Spire Global, Inc. (the “Company”). This Reoffer Prospectus covers the Shares acquired by or issuable to the selling securityholders pursuant to stock options assumed by the Company to the selling securityholders under the Spire Global, Inc. 2012 Stock Option and Grant Plan (the “2012 Plan”). We are not offering any of the Shares and will not receive any proceeds from the sale of the Shares by the selling securityholders made hereunder. The selling securityholders are certain of our current employees, all of whom may be deemed to be an “affiliate” of our company (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)).

Subject to the satisfaction of any conditions to vesting of the shares of Common Stock offered hereby pursuant to the terms of the relevant award agreements, and subject to the expiration of any lock-up agreements, the selling securityholders may sell the Shares described in this Reoffer Prospectus in a number of different ways and at varying prices, including sales in the open market, sales in negotiated transactions, and sales by a combination of these methods. The selling securityholders may sell any, all, or none of the Shares and we do not know when or in what amount the selling securityholders may sell their Shares hereunder following the effective date of this registration statement. The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Shares may be sold at the market price of the Common Stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares. The Shares may be sold through underwriters or dealers which the selling securityholders may select. If underwriters or dealers are used to sell the Shares, we will name them and describe their compensation in a prospectus supplement. We provide more information about how the selling securityholders may sell their Shares in the section titled “Plan of Distribution.” The selling securityholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering that are not borne by the selling securityholders will be borne by us. We are registering the offer and sale of the Shares to satisfy certain registration rights we have granted.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “SPIR.” On November 17, 2021, the last quoted sale price for our Common Stock as reported on NYSE was $5.40.

The amount of the Shares to be offered or resold under this Reoffer Prospectus by each selling securityholder, or other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws, and, as such, we have elected to comply with certain reduced public company reporting requirements for this Reoffer Prospectus and may elect to do so in future filings.

The Securities Exchange Commission (the “SEC” or the “Commission”) may take the view that, under certain circumstances, the selling securityholders and any broker-dealers or agents that participate with the selling securityholders in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See the section titled “Plan of Distribution.”

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 3 of this Reoffer Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Reoffer Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is November 18, 2021.

ABOUT THIS REOFFER PROSPECTUS

This Reoffer Prospectus contains important information you should know before investing, including important information about our company and the Shares being offered. You should carefully read this Reoffer Prospectus, as well as the additional information contained in the documents described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this Reoffer Prospectus, and in particular the periodic and current reporting documents we file with the SEC. You should rely only on the information contained in this Reoffer Prospectus or incorporated herein by reference or in any accompanying prospectus supplement by us or on our behalf. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Reoffer Prospectus is accurate only as of the date hereof. Additionally, any information we have incorporated by reference in this Reoffer Prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this Reoffer Prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Reoffer Prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this Reoffer Prospectus. This summary does not contain all of the information you should consider in making your investment decision. You should read the entire Reoffer Prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this Reoffer Prospectus. Unless the context otherwise requires, we use the terms “Spire,” the “Company,” “we,” “us” and “our” in this Reoffer Prospectus to refer to Spire Global, Inc. and our wholly owned subsidiaries.

SPIRE GLOBAL, INC.

Overview

We are a global provider of space-based data and analytics that offers unique datasets and powerful insights about Earth from the ultimate vantage point—space—so organizations can make decisions with confidence, accuracy, and speed. We use a growing multi-purpose satellite constellation to source hard to acquire, valuable data and enrich it with predictive solutions. We then provide this data as a subscription to organizations around the world so they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage, and mitigate risk. We give commercial and government organizations the competitive advantage they seek to innovate and solve some of the world’s toughest problems with insights from space.

We collect this space-based data through our proprietary constellation of 120 LEMUR nanosatellites, to deliver proprietary data, insights and predictive analytics to customers as a subscription. In June 2021, our fully deployed satellite constellation covered the earth over 200 times per day on average and our global ground station network performed over 2,100 contacts each day on average, reliably and resiliently collecting data with low latency. Our cloud-based data infrastructure processed over six terabytes of data each day on average in June 2021, in creating our proprietary data analytics solutions. We deliver these solutions through an API infrastructure that delivers approximately two terabytes of data each day to our customers. The global data we collect includes data that can only be captured from space with no terrestrial alternatives. We collect this data once and are able to sell it an unlimited number of times across a broad and growing set of industries, including aviation and maritime, with global coverage and near real-time data that can be easily integrated into customer business operations.

Today, our proprietary data and solutions are being used to help customers solve some of Earth’s greatest challenges from tracking vessels around the globe, to climate change adaptation. We are a key partner to commercial and government organizations seeking to solve some of the world’s toughest problems with insights from space. We believe we are well positioned to capture the growing need for space-based data.

Our principal executive offices are located at 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182, and our telephone number is (202) 301-5127.

Our website address is www.spire.com. The information on, or that can be accessed through, our website is not part of this Reoffer Prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Common Stock. We have included our website address in this Reoffer Prospectus solely as an inactive textual reference.

Recent Developments

On September 13, 2021, we entered into a definitive agreement with exactEarth and Spire Global Canada Acquisition Corp., an indirect wholly owned subsidiary of Spire Global, Inc. in the providence of British Columbia, Canada, pursuant to which we will acquire exactEarth for an estimated purchase price of approximately $161.2 million, consisting of (i) $103.4 million in cash on hand, and (ii) $57.8 million of shares of our Class A common stock (or approximately 5,234,857 shares), in each case upon the terms and subject to the conditions of the definitive agreement (the “Proposed Acquisition”). The Proposed Acquisition is subject to customary closing conditions, including the receipt of certain regulatory approvals; the approval of the Ontario Superior Court of Justice (Commercial List); the approval by not less than two-thirds of the votes cast at a special meeting of exactEarth shareholders, which will take place on November 18, 2021; no material adverse effect having occurred in respect of either us or exactEarth; and dissent rights not having been exercised with respect to more than 10% of exactEarth’s outstanding common shares. The Proposed Acquisition is expected to close in the fourth quarter of 2021 or the first quarter of 2022. On October 15, 2021, we amended the definitive agreement to update the Plan of Arrangement to cause consideration that is unclaimed after two years to continue to be administered by the depositary, instead of being returned for further administration by us.

The Offering

This Reoffer Prospectus relates to the public offering, which is not being underwritten, by the selling securityholders listed in this Reoffer Prospectus, of up to 3,345,269 shares of Common Stock acquired by or issuable to selling securityholders pursuant to stock options assumed by the Company to the selling securityholders under the 2012 Plan. Subject to the satisfaction of any conditions to vesting of the shares of Common Stock offered hereby pursuant to the terms of the relevant award agreements, and subject to the expiration of any lock-up restrictions pursuant to the Company’s bylaws and/or other agreements, the selling securityholders may from time to time sell, transfer or otherwise dispose of any or all of the shares of Common Stock covered by this Reoffer Prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. We will receive none of the proceeds from the sale of the shares of Common Stock by the selling securityholders. The selling securityholders will bear all sales commissions and similar expenses in connection with this offering. We will bear all expenses of registration incurred in connection with this offering, as well as any other expenses incurred by us in connection with the registration and offering that are not borne by the selling securityholders.

Lock-Up Restrictions

The Shares are subject to the lock-up provision contained in our bylaws, which provides that the selling stockholders (“Lock-Up Holders”) will not directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any shares held by such selling stockholders or issued upon the exercise of stock options (“Lock-Up Shares”), whether or not for value, either voluntarily or involuntarily or by operation of law, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any right or interest owned by a person or any right or interest (including a beneficial interest) in, or the ownership, control or possession of, the Lock-Up Shares during the period beginning on the Closing and ending at the close of business on February 12, 2022 (the “Lock-Up Period”).

The restrictions described in the immediately preceding paragraph do not apply to certain transfers and transactions, as described in the bylaws, provided that (i) in the case of any transfer or distribution pursuant to clauses (ii)-(vii) above, the shares transferred to any donee, distributee, transferee or acquirer shall remain subject to the lock-up restrictions; and (ii) in the case of any transfer or distribution pursuant to clauses (ii)-(vii) above, (a) no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other public announcement reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Lock-Up Period and (b) such transfer or disposition shall not involve a disposition for value.

The Lock-Up Period is also subject to early termination if (i) the Company has filed at least one quarterly report on Form 10-Q or annual report on Form 10-K (such filing date, the “Filing Date”) following the Closing Date and (ii) the last reported closing price of the Common Stock (such price, the “Threshold Price”) equals or exceeds $12.00 per share for 20 out of any 30 consecutive trading days ending on or after the Filing Date, at which point 25% of the Lock-Up Holders’ Lock-Up Shares will be released from these restrictions immediately prior to the opening of trading on the second trading day following such measurement period. Subject to the same terms described above, if the Threshold Price equals or exceeds $16.00, $20.00, and $24.00, then an additional 25% of the Lock-Up Holders’ Lock-Up Shares will be released at each of those milestones (collectively, the “Early Lock-Up Expiration”).

If the Early Lock-Up Expiration would occur when we are in a broadly applicable period during which trading in our securities would not be permitted under our insider trading policy (the “Blackout Period”), the Early Lock-Up Expiration shall be delayed until immediately prior to the opening of trading on the second trading day following the first date that (i) we are no longer in a Blackout Period and (ii) the closing price of our Common Stock is at least greater than the Threshold Price (“Early Lock-Up Expiration Extension”). Further, to the extent not released pursuant to the Early Lock-Up Expiration described above, if (i) at least 120 days have elapsed since the Closing Date, (ii) we have publicly released our earnings results for the quarterly period during which the Closing occurred, and (iii) such restricted period is scheduled to end during or within five trading days prior to the Blackout Period, such restricted period will end 10 trading days prior to the commencement of the Blackout Period. In the case of any Early Lock-Up Expiration or Early Lock-Up Expiration Extension, we shall announce the date of such events through a major news service or on a Form 8-K at least one full trading day prior to the opening of trading on the date of the Early Lock-Up Expiration or Early Lock-Up Expiration Extension.

Our board of directors may waive, amend, or repeal the above restrictions; however, any such action will require the unanimous approval by our board of directors during the Lock-Up Period and majority approval following the Lock-Up Period. Any amendment to our bylaws’ lock-up provision that adversely affects the rights of any Lock-Up Holder will require the written consent of the applicable Lock-Up Holder. Additionally, if a discretionary release or waiver from the restrictions set forth above is granted to any stockholder, then each other Lock-Up Holder’s Lock-Up Shares will be released on a pro rata basis from the restrictions hereunder, based on the number of securities held by the Lock-Up Holder immediately following the Closing on an as-converted basis.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before you make a decision to buy our securities, you should carefully consider the risks and uncertainties set forth under the heading “Risk Factors” in Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 10, 2021, which are incorporated by reference herein, and in subsequent reports we file with the SEC, together with the financial and other information contained or incorporated by reference in this Reoffer Prospectus. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of these risks actually occur, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Common Stock could decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our Common Stock.

The risks we have described also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Reoffer Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions.

These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, the following:

•	the expected benefits of the Merger and our future performance;

•	the expected impact from the Company and exactEarth entering into a definitive arrangement agreement under which the Company will acquire exactEarth and our combined future performance;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, and plans;

•	the implementation, market acceptance, and success of our business model;

•	the ability to develop new offerings, services, and features and bring them to market in a timely manner and make enhancements to our business;

•	the quality and effectiveness of our technology and our ability to accurately and effectively use data and engage in predictive analytics;

•	overall level of consumer demand for our products and offerings;

•	expectations and timing related to product launches;

•	expectations of achieving and maintaining profitability;

•	projections of total addressable markets, market opportunity, and market share;

•	our ability to acquire data sets, software, equipment, satellite components, and regulatory approvals from third parties;

•	our ability to expand our products and offerings internationally;

•	our ability to acquire new businesses or pursue strategic transactions;

•	our ability to protect patents, trademarks, and other intellectual property rights;

•	our ability to utilize potential net operating loss carryforwards;

•	developments and projections relating to our competitors and industries, such as the projected growth in demand for space-based data;

•	our ability to acquire new customers or obtain renewals, upgrades, or expansions from our existing customers;

•	our ability to compete with existing and new competitors in existing and new markets and offerings;

•	our ability to maintain effective internal control over financial reporting and to remedy identified material weaknesses;

•	the conversion or planned repayment of our debt obligations;

•	our future capital requirements and sources and uses of cash;

•	our ability to obtain funding for our operations;

•	our business, expansion plans, and opportunities;

•	our expectations regarding regulatory approvals and authorizations;

•

the expectations regarding the effects of existing and developing laws and regulations, including with respect to regulations around satellites, intellectual property law, and privacy and data protection;

•	global and domestic economic conditions, including currency exchange rates, and their impact on demand and pricing for our offerings in affected markets; and

•	the impact of the COVID-19 pandemic, or a similar public health threat, on global capital and financial markets, general economic conditions in the United States, and our business and operations.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this Reoffer Prospectus. You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this Reoffer Prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors, including those described in the section titled “Risk Factors” and elsewhere in this Reoffer Prospectus. Moreover, we operate in a very competitive and rapidly evolving environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Reoffer Prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

Neither we, the selling securityholders, nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this Reoffer Prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this Reoffer Prospectus to reflect events or circumstances after the date of this Reoffer Prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Reoffer Prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares hereunder. All of the proceeds from the sale of the Shares offered by the selling securityholders pursuant to this Reoffer Prospectus will be sold by the selling securityholders for their respective accounts. See the sections titled “Selling Stockholders” and “Plan of Distribution” described below.

SELLING SECURITYHOLDERS

The following table sets forth, as of September 30, 2021 (the “Determination Date”), the names of the selling securityholders, the aggregate number of shares of Common Stock beneficially owned by the selling securityholders, the aggregate number of shares of Common Stock that the selling securityholders may offer pursuant to this Reoffer Prospectus and the number of shares of Common Stock that would be beneficially owned by the selling securityholders after the sale of the shares of Common Stock offered hereby assuming that the selling securityholders sell all of the shares of Common Stock covered by this Reoffer Prospectus. The percentage of beneficial ownership after the offered shares of Common Stock are sold is calculated based on 133,742,534 shares of Common Stock outstanding as of the Determination Date.

The Shares offered by the selling securityholders hereunder include an aggregate of 3,345,269 shares of Common Stock acquired upon the exercise of stock options or issuable upon the exercise of outstanding stock options by certain of our current employees pursuant to the 2012 Plan, as described in this Reoffer Prospectus. We have determined beneficial ownership in accordance with the rules of the SEC (except as described in footnote (1) to the table below), and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned as of the Determination Date, subject to community property laws where applicable. Unless otherwise noted, the selling securityholder’s address is c/o Spire Global, Inc., 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182.

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering(1)	Number of Shares of Common Stock Being Offered(1)	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
			Number(1)	Percent
Thomas Krywe(2)	—	1,190,382	—	—%
Ananda Martin(3)	—	1,001,598	—	—%
Keith Johnson(4)	—	552,262	—	—%
John Lusk(5)	—	601,027	—	—%
Total Shares	—	3,345,269	—	—%

(1)

The number of shares of Common Stock reflects all shares of Common Stock acquired or issuable to a person pursuant to applicable grants previously made irrespective of whether such grants are exercisable, vested or convertible as of the Determination Date or will become exercisable, vested or convertible within 60 days after the Determination Date.

(2)

Consists of 1,190,382 shares of Common Stock issuable upon exercise of options held by Thomas Krywe. 595,009 of the 1,190,382 shares of Common Stock issuable upon exercise of options are exercisable within 60 days of the Determination Date. Of the remaining 595,373 shares subject to the options, (i) 21,329 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through June 11, 2022; (ii) 31,994 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 1, 2022; (iii) 54,846 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through June 11, 2023; (iv) 54,846 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 11, 2024; (v) 329,076 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 11, 2024; (vi) 57,712 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 2, 2024; and (vii) 45,570 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through January 1, 2022. If, during the change in control period, Mr. Krywe’s employment with the Company is terminated either (x) by the Company without cause, and excluding by reason of his death or disability or (y) by Mr. Krywe for good reason, then 100% of any unvested shares of service-based equity awards (that are not subject to achievement of any performance-based or similar vesting criteria) shall immediately vest. Mr. Krywe is the Chief Financial Officer of the Company.

(3)

Consists of 1,001,598 shares of Common Stock issuable upon exercise of options held by Ananda Martin. 574,422 of the 1,001,598 shares of Common Stock issuable upon exercise of options are exercisable within 60 days of the Determination Date. Of the remaining 427,176 shares subject to the options, (i) 173,999 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through December 1, 2022; (ii) 54,846 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through December 1, 2023; (iii) 54,846 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 11, 2024; (iv) 122,291 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 2, 2024; and (v) 21,194 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through January 1, 2022. If, during the change in control period, Ms. Martin’s employment with the Company is terminated either (x) by the Company without cause, and excluding by reason of her death or disability or (y) by Ms. Martin for good reason, then 100% of any unvested shares of service-based equity awards (that are not subject to achievement of any performance-based or similar vesting criteria) shall immediately vest. Ms. Martin is the General Counsel and Corporate Secretary of the Company.

(4)

Consists of 552,262 shares of Common Stock issuable upon exercise of options held by Keith Johnson. 202,608 of the 552,262 shares of Common Stock issuable upon exercise of options are exercisable within 60 days of the Determination Date. Of the remaining 353,462 shares subject to the options, (i) 7,124 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through August 31, 2022; (ii) 54,846 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through August 31, 2023; (iii) 60,330 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 11, 2024; (iv) 27,148 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 2, 2024; (v) 21,194 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through January 1, 2022; and (vi) 182,820 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through May 25, 2025. If, during the change in control period, Mr. Johnson’s employment with the Company is terminated either (x) by the Company without cause, and excluding by reason of his death or disability or (y) by Mr. Johnson for good reason, then 100% of any unvested shares of service-based equity awards (that are not subject to achievement of any performance-based or similar vesting criteria) shall immediately vest. Mr. Johnson is the Vice President and General Manager, Federal of the Company.

(5)

Consists of 601,027 shares of Common Stock issuable upon exercise of options held by John Lusk. 301,925 of the 601,027 shares of Common Stock issuable upon exercise of options are exercisable within 60 days of the Determination Date. Of the remaining 299,102 shares subject to the options, (i) 17,140 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through August 1, 2022; (ii) 79,984 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through August 1, 2023; (iii) 8,570 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through February 1, 2023; (iv) 54,846 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through August 1, 2023; (v) 54,846 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 11, 2024; (vi) 62,522 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through November 2, 2024; and (vii) 21,194 shares of Common Stock that are issuable upon the exercise of options vest evenly each month through January 1, 2022. If, during the change in control period, Mr. Lusk’s employment with the Company is terminated either (x) by the Company without cause, and excluding by reason of his death or disability or (y) by Mr. Lusk for good reason, then 100% of any unvested shares of service-based equity awards (that are not subject to achievement of any performance-based or similar vesting criteria) shall immediately vest. Mr. Lusk is the Vice President and General Manager, Global Data Services of the Company.

PLAN OF DISTRIBUTION

We are registering the Shares covered by this Reoffer Prospectus to permit the selling securityholders to conduct public secondary trading of the Shares from time to time after the date of this Reoffer Prospectus. We will not receive any of the proceeds from the sale of the Shares offered by this Reoffer Prospectus. The aggregate proceeds to the selling securityholders from the sale of the Shares will be the purchase price of the Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Shares covered by this Reoffer Prospectus. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of the Shares to be made directly or through agents.

The Shares offered by this Reoffer Prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders;

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Shares; or

•	through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this Reoffer Prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Shares by the selling securityholders.

The Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, including Nasdaq;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•

through trading plans entered into by the selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this Reoffer Prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

The selling securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Shares under this Reoffer Prospectus. Further, we cannot assure you that the selling securityholders will not transfer, distribute, devise or gift the Shares by other means not described in this Reoffer Prospectus. In addition, any Shares covered by this Reoffer Prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this Reoffer Prospectus. The Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling securityholders and any other person participating in the sale of the Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Shares by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular securities being distributed. This may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

Once sold under the registration statement of which this Reoffer Prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Shares offered hereby has been passed upon by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

INFORMATION INCORPORATED BY REFERENCE

Spire Global, Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(1)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-39493) for the quarterly period ended September 30, 2021, filed with the Commission on November 10, 2021;

(2)

The Registrant’s Final Prospectus dated September 30, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as a part of the Registration Statement on Form S-1, as amended (File No. 333-259733) (the “Resale S-1”) (excluding the audited financial statements of NavSight Holdings, Inc. included therein, which are comprised of the balance sheet of NavSight Holdings, Inc. as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 29, 2020 through December 31, 2020, the related notes to such financial statements and the accompanying report of independent auditors issued with respect thereto);

(3)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (1) above;

(4)	The description of the Registrant’s Class A Common Stock contained in the Resale S-1, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items) and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.spire.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on, or that can be accessed through, our website is not part of this Reoffer Prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this Reoffer Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this Reoffer Prospectus but not delivered with the Reoffer Prospectus other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this Reoffer Prospectus incorporates. Requests for documents should be directed to Spire Global, Inc., Attention: Legal Department, 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182, (202) 301-5127.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Spire Global, Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(1)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-39493) for the quarterly period ended September 30, 2021, filed with the Commission on November 10, 2021;

(2)

The Registrant’s Final Prospectus dated September 30, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as a part of the Registration Statement on Form S-1, as amended (File No. 333-259733) (the “Resale S-1”) (excluding the audited financial statements of NavSight Holdings, Inc. included therein, which are comprised of the balance sheet of NavSight Holdings, Inc. as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 29, 2020 through December 31, 2020, the related notes to such financial statements and the accompanying report of independent auditors issued with respect thereto);

(3)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (1) above;

(4)	The description of the Registrant’s Class A Common Stock contained in the Resale S-1, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items) and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation contains provisions that limit the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). In addition, if the DGCL is amended to provide for further elimination or limitation of the liability of a director of corporations, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL.

I-1

In addition, the Registrant’s bylaws provide that it shall indemnify its directors and officers, under certain circumstances, and may indemnify its employees, agents and any other persons, to the extent not prohibited by the DGCL or other applicable law. The Registrant’s bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to certain exceptions.

Further, the Registrant entered into indemnification agreements with each of its directors and executive officers that are broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements shall also require the Registrant to advance all expenses reasonably and actually incurred by its directors and executive officers in investigating or defending any such action, suit, or proceeding.

The Registrant also purchases and maintains insurance policies on behalf of any person who is or was a director, officer, employee, among others, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

The limitation of liability and indemnification provisions in the Registrant’s certificate of incorporation or bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders.

Item 7. Exemption from Registration Claimed.

The issuance of the outstanding shares being offered by this Reoffer Prospectus were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates. The recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 8. Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Certificate of Incorporation of Spire Global, Inc.	S-1	333-259733	3.1	September 23, 2021

4.2	Bylaws of Spire Global, Inc.	S-1	333-259733	3.2	September 23, 2021

4.3	Specimen Class A Common Stock Share Certificate of the registrant.	8-K	001-39493	4.1	August 20, 2021

4.4	Spire Global, Inc. 2021 Equity Incentive Plan and forms of agreement thereunder.	S-1	333-259733	10.3	September 23, 2021

4.5	Spire Global, Inc. 2012 Stock Option and Grant Plan, and related form agreements.	S-4/A	333-256112	10.8	July 16, 2021

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vienna, Virginia, on this 18th day of November, 2021.

SPIRE GLOBAL, INC.

By:	/s/ Peter Platzer
Peter Platzer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Krywe and Ananda Martin, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Platzer Peter Platzer	Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2021

/s/ Thomas Krywe Thomas Krywe	Chief Financial Officer (Principal Financial and Accounting Officer)	November 18, 2021

/s/ Theresa Condor Theresa Condor	Chief Operating Officer and Director (Principal Operating Officer)	November 18, 2021

/s/ Stephen Messer Stephen Messer	Director	November 18, 2021

/s/ Jack Pearlstein Jack Pearlstein	Director	November 18, 2021

/s/ William Porteous William Porteous	Director	November 18, 2021

/s/ Dirk Hoke Dirk Hoke	Director	November 18, 2021

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